Exhibit 99.1

2011/2012 LEASING STATUS :: wholly-owned properties - summary

AMERICAN CAMPUS COMMUNITIES

Applications + Leases	Current Year: Applications + Leases[1]	Current Year: % of Rentable Beds	Prior Year: Applications + Leases[1]	Prior Year: % of Rentable Beds	Rentable Beds[2]	Design Beds	Final Fall 2010 Occupancy[3]
Same Store Wholly-owned Properties	35,738	79.1%	33,816	74.8%	45,180	45,915	98.5%
New Wholly-owned Properties[5]	10,699	82.1%	6,465	68.9% [6]	13,034	13,233	96.6% [6]
Wholly-owned Properties-Total	**46,437**	**79.8%**	**40,281**	**73.8%** [6]	**58,214**	**59,148**	**98.1%** [6]

Leases	Current Year: Leases[1]	Current Year: % of Rentable Beds	Prior Year: Leases[1]	Prior Year: % of Rentable Beds	Rentable Beds[2]	Design Beds	Final Fall 2010 Occupancy[3]	Initial Rate Increase	Projected Rate Increase[4]
Same Store Wholly-owned Properties	32,306	71.5%	31,146	68.9%	45,180	45,915	98.5%	2.7%	2.9%
New Wholly-owned Properties[5]	10,009	76.8%	6,095	65.0% [6]	13,034	13,233	96.6% [6]	2.7%	3.3%
Wholly-owned Properties-Total	**42,315**	**72.7%**	**37,241**	**68.3%** [6]	**58,214**	**59,148**	**98.1%** [6]	**2.7%**	**2.9%**

1 As of April 8, 2011 for current year and April 8, 2010 for prior year.
2 Rentable beds exclude beds needed for on-site staff.
3 As of September 30, 2010.
4 Projected rate increase is based on current executed leases and assumes all future leases are executed at currently marketed rates up to targeted occupancy.
5 Includes the following properties: University Heights, which was purchased from one of the Fidelity joint ventures in March 2010; Campus Trails, a property that incurred business interruption due to significant property damage resulting from a fire in April 2010; Sanctuary Lofts, which was purchased in July 2010, and Jefferson 2nd Avenue, which was purchased in December 2010. Also includes 14 properties purchased in September and November 2010 from two joint ventures with Fidelity in which we previously held a 10% interest, as well as 3 properties currently under construction and anticipated to open for occupancy in Fall 2011.
6 Properties not owned or under ACC management during the prior year are excluded for purposes of calculating the prior year percentage of rentable beds and final Fall 2010 occupancy.

AMERICAN CAMPUS COMMUNITIES ::